UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2005

VALLEY BANCORP

(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

(Commission File Number) 000-50950	(IRS Employer Identification No.) 88-0493760

3500 W. Sahara Avenue, Las Vegas, Nevada 89102
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (702) 221-8600

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02 Department of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 17, 2005, Valley Bancorp, Las Vegas, Nevada (“Bancorp”) announced the promotion of two of its current executives to key management positions of Bancorp, and its subsidiary, Valley Bank effective immediately.

Steve Gilbert (age 50) who served as the Chief Credit Officer of Valley Bank since the Bank’s inception in 1998 has been promoted to the position of Chief Operating Officer of Bancorp and Valley Bank. Mark Affeldt (age 52) who served as Credit Administration Officer of Valley Bank since 2003 will succeed Mr. Gilbert as Chief Credit Officer of Bancorp and Valley Bank. Prior to joining Valley Bank, Mr. Affeldt served as the Senior Vice President/ Credit Administrator of BankWest of Nevada in Las Vegas, Nevada from 1998 until coming to Valley Bank.

Mr. Gilbert, Bancorp and Valley Bank previously entered into a Change in Control Severance Agreement dated March 22, 2000, as amended October 2002, that provides Mr. Gilbert with a severance payment equaling one and one-half times his highest reported income over the preceding three years in the event of a change in control, or if he is terminated without cause, or he resigns for good reason, and within six months, Bancorp or Valley Bank enters into an agreement for a change in control.

A copy of the press release is attached as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits

     (a) Financial statements – not applicable

     (b) Exhibits.

99.1	Press Release dated February 17, 2005 announcing the management promotions.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: February 17, 2005

VALLEY BANCORP
By	/s/ Barry L. Hulin
Barry L. Hulin
President and Chief Executive Officer